Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended November 30, 2024

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$28,395,489
Realized Gain (Loss) on Swap Contracts	23,823,898
Unrealized Gain (Loss) on Market Value of Commodity Futures	77,249,144
Unrealized gain (loss) on Fair Value of Swap Contracts	192
Dividend Income	1,216,438
Interest Income	1,844,225
ETF Transaction Fees	24,000
Total Income (Loss)	$132,553,386

Expenses
General Partner Management Fees	$423,295
Professional Fees	177,826
Brokerage Commissions	189,432
Directors' Fees and insurance	23,759
License fees	10,583
SEC & FINRA Registration Expense	14,182
Total Expenses	$839,077
Net Income (Loss)	$131,714,309

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 11/1/24	$797,911,105
Additions (11,600,000 Shares)	149,028,328
Withdrawals ((15,600,000) Shares)	(221,768,197)
Net Income (Loss)	131,714,309

Net Asset Value End of Month	$856,885,545
Net Asset Value Per Share (58,846,103 Shares)	$14.56

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended November 30, 2024 is accurate and complete.

/s/ Stuart P. Crumbaugh

Stuart P. Crumbaugh

Chief Financial Officer

United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC

1850 Mt. Diablo Boulevard, Suite 640

Walnut Creek, CA 94596